COMMONWEALTH OF KENTUCKY
TRANSPORTATION CABINET
Frankfort, Kentucky 40622
www.transportation.ky.gov/

Matthew G. Bevin
Governor

Greg Thomas
Secretary

Commodity: Ignition Interlock device and services
Model BDI-747
Local Representative: Jay Lopez

Blow & Drive Interlock Inc
1080 S La Cienega Blvd #304
Los Angeles, CA 90035
Laurence Wainer
Info@blowanddrive.com

The above referenced price contract expires **1/15/2017**. Pursuant to the terms of the certification we may be able to initiate a two (2) year extension from 1/15/2017 to 1/15/2019, all parties concurring. Please indicate your concurrence or refusal and **return to: Transportation Cabinet, Kentucky Office of Highway Safety, 200 Mero Street, Frankfort, KY, 40622,** or send by fax to (502) 564-0903 as soon as possible.

[X] Yes, I agree to renew for the above period.

If applicable, include a copy of current insurance information with the return of this form identifying the Kentucky Transportation Cabinet as Certificate Holder

[ ] No, I do not wish to renew. (Please explain why)

Authentication of contract extension concurrence and sworn statement regarding campaign finance laws:

I swear (or affirm), as required by KRS 45A.110 and KAR 601, under penalty or perjury as provided by KRS 523.020, that neither I, individually, nor to the best of my knowledge and belief, the business entity which I represent in matters relating to this certification, has knowingly violated any provisions of the campaign finance laws of the Commonwealth of Kentucky, and that the renewal of this contract to me, individually, or to that business entity, will not violate any campaign finance laws of the Commonwealth.

I also hereby swear and affirm under penalty of perjury that the entity is properly authorized under the laws of the Commonwealth of Kentucky to conduct business in this state; is duly registered with the Kentucky Secretary of State to the extent required by Kentucky law; and will remain in good standing to do business in the Commonwealth of Kentucky for the duration of any certification awarded.

I hereby swear and affirm under penalty of perjury that the entity and all subcontractors therein, are aware of the requirements and penalties outlined in KAR 601 and the RFQ created by KYTC; have properly disclosed all information required by this statute and regulations; and will continue to comply with such requirements for the duration of any contract awarded.

I hereby swear and affirm under penalty of perjury that the entity bidding is not delinquent on any state taxes or fees owed to the Commonwealth of Kentucky and will remain in good standing for the duration of any contract awarded.

1/12/17 — Laurence Wainer

Signature of Vendor & Date (Required) — Printed/Typed Name

Kentucky UNBRIDLED SPIRIT

An Equal Opportunity Employer M/F/D